UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by Registrant ☒ Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement.

☐	Confidential, for use of the Commission only (as permitted by Rules 14a-6(e)(2)).

☐	Definitive proxy statement.

☐	Definitive additional materials.

☒	Soliciting material pursuant to § 240.14a-11(c) or § 240.14a-12.

COMMONWEALTH INDUSTRIES, INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Filed by Commonwealth Industries, Inc.

Pursuant to Rule 14a-12

Under the Securities Exchange Act of 1934

Subject Company: Commonwealth Industries, Inc.

Commission File No.: 0-25642

Forward-Looking Statements

Certain statements set forth above may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding the consummation of the closing of the definitive merger agreement and IMCO’s and Commonwealth’s and their respective subsidiaries’ expected future financial position, results of operations, cash flows, funds from operations, dividends, financing plans, business strategy, budgets, projected costs, capital expenditures, anticipated synergies, competitive position, technical capabilities, access to capital and growth opportunities are forward-looking statements. Such forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which IMCO and Commonwealth are unable to predict or control, that may cause the combined companies’ actual results or performance to materially differ from any future results or performance expressed or implied by such statements. Such factors may include, without limitation, the ability to complete the merger while obtaining the approval of the regulatory agencies and shareholders, the ability to successfully integrate and achieve cost savings and revenue enhancements in connection with the transaction, the success of the implementation of the information system across both companies, the effect of global economic conditions, the ability to achieve the level of cost savings or productivity improvements anticipated by management, the effect (including possible increases in the cost of doing business) resulting from war or terrorist activities or political uncertainties, the ability to successfully implement new marketing and sales strategies, the impact of competitive products and pricing, product development and commercialization, availability and cost of critical raw materials, the ability to effectively hedge the cost of raw materials, capacity and supply constraints or difficulties, any increase in the cost of capital, the success of IMCO and Commonwealth in implementing their respective business strategies, and other risks as detailed in the companies’ various filings with the SEC.

Additional Information

IMCO will be filing a Registration Statement on Form S-4 and IMCO and Commonwealth will file a joint proxy statement/prospectus and other relevant documents concerning the proposed merger transaction with the SEC. Investors are urged to read the proxy statement/prospectus when it becomes available and any other relevant documents filed with the SEC because they will contain important information. You will be able to obtain the documents free of charge at the website maintained by the SEC at www.sec.gov. In addition, you may obtain documents filed with the SEC by IMCO free of charge by requesting them in writing from IMCO or by telephone at (972) 401-7200. You may obtain documents filed with the SEC by Commonwealth free of charge by requesting them in writing from Commonwealth or by telephone at (502) 589-8100. IMCO and Commonwealth, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies from the stockholders of IMCO and Commonwealth in connection with the merger. Information about the directors and executive officers of IMCO and their ownership of IMCO stock is set forth in the proxy statement for IMCO’s 2004 Annual Meeting of Stockholders. Information about the directors and executive officers of Commonwealth and their ownership of Commonwealth stock is set forth in the proxy statement for Commonwealth’s 2004 Annual Meeting of Stockholders. Investors may obtain additional information regarding the interests of such participants by reading the proxy statement/prospectus when it becomes available.

Webcast Transcript

June 17, 2004

1:00 p.m. EST

OPERATOR: Welcome to today’s conference call, hosted jointly by IMCO Recycling, Inc., and Commonwealth Industries, Inc. Before we begin, let me remind you that certain statements made during this call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding the consummation of the closing of the definitive merger agreement and IMCO’s and Commonwealth’s and their respective subsidiaries, expected future financial positions, results of operations, cash flows, funds from operations, dividends, financing plans, business strategy, budgets, projected costs, capital expenditures, anticipated synergies, competitive position, technical capabilities, access to capital and growth opportunities are forward-looking statements. Such forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which IMCO and Commonwealth are unable to predict or control, that may cause the combined companies’ actual results or performance to materially differ from any future results or performance expressed or implied by such statements.

Such factors may include, without limitation, the ability to complete the merger while obtaining the approval of the regulatory agencies and shareholders, the ability to successful integrate and achieve cost savings, and revenue enhancements in connection with the transaction. The success of the implementation of the information system across both companies, the effect of global economic conditions, the ability to achieve the level of costs savings or productivity improvements anticipated by management, the effect, including possible increases in the cost of doing business resulting from war or terrorist activities or political uncertainties, the ability to successfully implement new marketing and sales strategies, the impact of competitive products and pricing, product development and commercialization, availability and cost of critical raw materials, the ability to effectively hedge the cost of raw materials, capacity and supply constraints or difficulties, any increase in the cost of capital, the success of IMCO and Commonwealth in implementing their respective business strategies, and other risks as detailed in the companies’ various filings with the SEC.

Also, IMCO will be filing a registration statement on Form S-4, and IMCO and Commonwealth will file a joint proxy statement prospectus and other relevant documents concerning the proposed merger transaction with the SEC. Investors are urged to read the proxy statement prospectus when it becomes available and any other relevant documents filed with the SEC because they will contain important information. You will be able to obtain the documents free of charge at the Web site maintained by the SEC at www.sec.gov. In addition, you may obtain documents filed with the SEC by IMCO free of charge by requesting them in writing from IMCO or by telephone at 972-401-7200. You may obtain documents filed with the SEC by Commonwealth free of charge by requesting them in writing from Commonwealth or by telephone at 502-589-8100.

IMCO and Commonwealth and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of IMCO and Commonwealth in connection with the merger. Information about the directors and executive officers of IMCO and their ownership of IMCO stock is set forth in the proxy statement from IMCO’s 2004 annual meeting of stockholders. Information about the directors and executive officers of Commonwealth and their ownership of Commonwealth stock is set forth in the proxy statements for Commonwealth’s 2004 annual meeting of stockholders. Investors may obtain additional information regarding the interests of such participants by reading the proxy statement prospectus when it becomes available.

I will now turn the call over to John Balkcom, Chairman of IMCO Recycling. Please go ahead, sir.

JOHN BALKCOM, CHAIRMAN, IMCO RECYCLING: Good afternoon, everyone, and thank you for joining us today. We are very excited to discuss with you the merger of IMCO and Commonwealth, two highly compatible companies competing in the global aluminum business. This merger brings together

IMCO, one of the world’s largest recyclers of aluminum and zinc, with Commonwealth Industries, America’s leading manufacturer of common alloy aluminum sheet from recycled metal. The combination of these two companies creates one strong vertically integrated company with approximately $2 billion in annual revenues, 3,600 employees, and 34 facilities world-wide. The combined company will have a leading global position in aluminum recycling, a leading position in North America’s aluminum sheet market, and a leading U.S. position in zinc recycling. The combined company will also yield substantial synergies and benefit from a stronger operational and competitive platform, driving productivity, improved customer service and growth. In short, we expect the combined business will be positioned to deliver more stockholder value than either company could independently.

Speaking from the IMCO perspective, this is an exciting and significant day in our history. We are joining forces with a company we respect and have worked closely with for many years. We understand Commonwealth’s business and they understand ours. Together we can drive our costs and strengthen the company’s – the combined company’s balance sheet, enhancing our ability to meet the needs of our customers.

As you’ve seen from our release, we have put together a strong and experienced management team with a proven track record of creating value for stockholders. And to that point, I’m pleased to introduce Steve Demetriou, who will be Chairman and Chief Executive Officer of the combined company. While Steve has only recently been named CEO of Commonwealth, he has served as a director of Commonwealth since 2002. The boards of both companies recruited Steve to be CEO of the combined company. He is a proven leader, having held leadership positions in two multi-billion-dollar, multi-national industrial businesses, and having built a track record of delivering value to stockholders and ensuring customer satisfaction. He is the right person to lead this new company into the future.

Before I turn it over to Steve, let me first introduce the other people who are on the call with us today. We have Dick Kerr, President and CEO of IMCO, Don Marsh, former CFO of Commonwealth and continuing as Executive Vice President of Corporate Development, Paul Dufour, CFO of IMCO, and Mike Friday, current CFO of Commonwealth who will serve as CFO for the merged company. All of us will be available to answer your questions at the conclusion of the call.

Now over to Steve.

Steve.

STEVE DEMETRIOU, CEO, COMMONWEALTH INDUSTRIES: Thank you, John. Let me first say that I’m thrilled to have the opportunity to lead these two companies into their combined bright future. As John mentioned, it’s been an exciting several weeks. Though I have only been in my new position for a short period of time, this transaction has taken shape over many months. It is the result of an enormous amount of work by both sides, and I compliment everyone on their efforts.

Although I’m sure you’ve all seen the release, let me recap for you the terms of the proposed merger, which are reflected in the next slide entitled “Summary of Key Transaction Terms.”

Commonwealth stockholders would receive .815 IMCO shares in exchange for each of their Commonwealth shares. Upon the completion of the transaction, IMCO stockholders will own approximately 54 percent and Commonwealth stockholders approximately 46 percent of the merged entity. As of the close of trading last night, the combined equity market capitalization of IMCO and Commonwealth was about $345 million. The merged company is expected to have a total enterprise value of approximately $800 million as of the close of trading on Wednesday, including debt. Subject to the approval of the stockholders of both companies, refinancing of indebtedness, as well as customary regulatory and closing conditions, we expect to close the transaction in the fourth quarter of this year. The combined company will trade on New York Stock Exchange.

Obviously, having the right team in place to make the most of this opportunity is critical, and I’m very pleased to say that we have just such a team. Mike Friday, whom I know well and have worked with closely for several years at Noveon, Inc., will be Chief Financial Officer. Dick Kerr, currently President and CEO of IMCO, and John Wasz, currently President of Commonwealth’s Alflex division, will head the new company’s two main divisions. I’ll talk more about their backgrounds in a moment. But suffice it say we have an experienced and deep bench capable of delivering on the opportunities presented by this combination.

We will also have a balanced board of directors with nine members total. Four will be drawn from IMCO’s board and four from Commonwealth’s. I’ll serve on the board as its Chairman and ninth member. We expect to have a new name for the combined company before the close and will also select a location to headquarter the business.

Now let’s turn to the next slide entitled “Average Exchange Ratio Analysis.” A natural question, of course, is how we arrived at the exchange ratio for the transaction. Although the shares have recently traded at a ratio of approximately .64, as you see from this – as you can see from this slide, the historical trading ranges are markedly different. Looking at the relative share prices of the two companies over the last two years, it has been ..79. And over the past six months it has been .81. The agreed ratio of .815 is roughly in line with the average historical trading relationship and preserves significant upside from the projected synergies for both groups of stockholders.

Before I go any further on the benefits of the combination, I’d like to take a step back for a moment to describe both companies for those of you who might not be as familiar with one or the other. Please turn now to the next slide entitled “Company Overviews.” IMCO is the largest recycler of aluminum and zinc in the United States and one of the largest aluminum recyclers in the world, which processed approximately 3.1 billion pounds over the last 12 months. Its aluminum production network includes a domestic recycling division, a domestic specialty alloys division, and an international division. The zinc division is dedicated to the production of zinc oxide, zinc dust, and zinc metal. Their aluminum materials processing includes new scrap generated from manufacturing, old scrap and dross, a byproduct of the melting process. IMCO brings 21 U.S. production plants and five international facilities, located in Brazil, Mexico, Wales, and Germany, where IMCO bought the VAW facilities about a year ago.

Commonwealth is one of North America’s leading manufacturers of aluminum sheet. We compete in the production and sale of common alloy aluminum sheet products. We have eight plants in the United States, including one of the largest multi-purpose aluminum rolling mills, located in Kentucky. As announced earlier this month, Commonwealth has announced the sale of its subsidiary Alflex, a leading manufacturer of electrical products. Today’s merger will have no impact on the ongoing sale process.

On a pro forma combined basis, revenue over the last 12 months would have been about $2 billion. Pro forma EBITDA over the same period is $97 million. As you can see from the slide, the businesses are highly complimentary. You can also see the benefits of the diversification of the revenue base created by this vertical integration. The combination meaningfully reduces each company’s end market concentration. In addition, each of the key markets for the combined company is experiencing strong supply-demand conditions and positive growth trends.

Now let’s turn to the next slide entitled “Combined Company Strengths.” As John touched on, both companies will be substantially stronger together than apart and better able to deliver value to stockholders. First, we become a vertically integrated recycler and aluminum fabricator. I’ll touch on the benefits of this integration in a moment. Second, as I’ve already indicated, we have a strong and motivated management team who are focused on delivering on the opportunities presented by this combination. Third, we’re confident that we can achieve real cost and operating synergies with this combination; based on extensive collaborative work, we estimate about $25 million in annual synergies within 18 to 24 months after closing the transaction. Fourth, our capital markets profile will be greatly improved. And, finally, we will have a much healthier combined balance sheet, strong cash flow, and meaningful operating efficiencies. This improved position will enable us to capitalize on future growth opportunities that may become available to the company.

Now, please turn to the next slide entitled “Strategic Rationale.” To flesh out the rationale and benefits a bit more, let me divide them into three main parts – operating, financial, and capital markets.

First, operational. The combination of IMCO and Commonwealth strengthens the key materials capabilities of the combined company. IMCO has been a supplier to Commonwealth for many years. Obviously, through this vertical integration we can build on that relationship more fully. We will now own the product, from aluminum scrap to finished sheet. And with $2 billion in combined sales and 3,600 employees across 34 facilities in the U.S., Mexico, U.K., Germany, and Brazil, we should benefit from improved economies of scale.

Candidly, our principal focus near-term will be on successfully integrating what we have. But longer term, as a vertically integrated company, we will be better able to expand internationally in the global aluminum and zinc recycling and sheet manufacturing businesses. There are a host of vertical and horizontal consolidation opportunities, and we look forward to capitalizing on them once we have fully integrated the two companies.

We also have interesting opportunity to use our combined technologies. For example, we’d expect to be able to reduce our melt loss as part of our rolling process by applying IMCO’s technologies to Commonwealth processes. We also have opportunities to streamline our cost structure by capitalizing on efficiencies and also employing best practices within our facilities. For example, we’ll be able to lower our freight cost between our U.S. facilities that neighbor each other. We also expect to generate significant operational synergies by optimizing materials and purchasing, applying best practices to manufacturing and maintenance repair and overhaul. We will also eliminate redundant public company costs.

This transaction will be accretive to the earnings-per-share for both companies’ shareholders when synergies are fully implemented. And on a combined basis, we should be able to de-lever the company more quickly than either company could on its own.

Finally, we’ll benefit from a larger float and greater share of liquidity, which should also improve our access to capital markets and reduce our cost of capital.

Now please turn to the next slide entitled “Executive Management.” I’ve already talked a bit about the executive management team for the combined company, but this slide gives you more detail.

As I mentioned, I’ve worked with Mike Friday at Noveon, which you may recall was the former Performance Materials Division of the BF Goodrich Company, a business with about $1.2 billion in annual sales. At Noveon, Mike demonstrated a disciplined approach to finance and an ability to manage extremely complex challenges, such as leading all financial activities related to Noveon’s transition in 2001 from a divisional operation to an independent company. Mike began his career at General Electric and has worked at several other large international companies. I have full confidence in Mike and am glad he’s agreed to join the team bringing these two companies together.

Dick Kerr has served as interim President and CEO of IMCO since April. Dick will serve as President of the Recycling and Alloy Division. He served as President and Chief Operating Officer of IMCO from 1987 to 2000. Before that he worked at Alcoa, Inc., for 15 years where he held key operating management positions at production facilities and corporate headquarters. Formerly an officer in the U.S. Air Force, Dick is a proven leader. And I’m delighted he’ll be a key member of our leadership team.

John Wasz, who has served as President of Commonwealth’s Alflex Division, will be President of the Aluminum Fabricating Division. John has been with Commonwealth since 1985. Additionally, John served in several other capacities within Commonwealth, including material supply, marketing and sales. He has a valuable, in-depth understanding of the business and our customers’ needs, and I look forward to working with him.

Again, this is a strong team with significant industry experience, market expertise, and proven track records. We are working well as a team already, having worked closely together on this merger. In addition, we have put together several integration teams that will develop detailed integration plans so that we will be ready to move forward with the integration on day one as a combined company.

Now let’s move to the next slide entitled “Synergies.” Of course synergies, readily achievable and identified synergies, are a big part of this story. We expect to achieve a cost synergy annual run rate of approximately $25 million in the 18 to 24 months after close. These savings will come from procurement savings, technology and operational integration, SG&A cost reductions, and the application of best practices at our plants.

This slide breaks down the relative contributions from each key area. About 45 percent of the $25 million will come from eliminating duplicative administrative capabilities, about 25 percent will come from enhanced operational productivity, and about 30 percent will come from reduced material cost. LTM combined EBITDA of $97 million would be $122 million with the addition of $25 million of synergies.

Now let’s turn to the next slide entitled “$2 billion in Sales.” This slide will show you the location of our combined operations. As the map demonstrates, we will have facilities and meet customers’ needs in many of the world’s key marketplaces. Our scale and global presence gives us significant opportunities to grow the business.

Now let’s turn to the next slide, “Pro Forma Financial Profile.” The first two columns of this slide show stand-alone financials as of March 31st, 2004, the end of the most recent quarter for both companies. The column on the right includes the expected synergies on a run-rate basis but not reflect transaction-related adjustments. As you can see, the benefits of this combination are clear and compelling. Just to highlight two on a combined basis, the company can achieve significant EBITDA margin improvement better than either could achieve on its own. And in addition, with the synergy realizations we expect, the company will have a significantly improved leverage ratio.

So in conclusion. This merger is a unique opportunity for each company and its respective stockholders. I thank you for joining our call on short notice and for listening to this value-creating story today. We think it’s a compelling one, and we hope you agree.

Let me open it up to questions. I remind you that Dick, Don, Paul, and Mike are all on the call and available.

Operator, please go ahead and begin the Q&A session.

OPERATOR: Thank you. The floor is now open for questions. If you have a question, please press star one on your telephone keypads at this time. If at any point your question is answered, you may remove yourself from the queue by pressing the pound key. We do ask that while you pose your question that you utilize your handset to provide optimum sound quality. Once again, that is star one on your telephone keypads at this time. One moment while I poll for questions.

Our first question is coming from Bill Nasgovitz, of Heartland Funds. Please go ahead.

BILL NASGOVITZ, HEARTLAND FUNDS: Yes. Good afternoon. Could you tell us who your investment banker or bankers were on this deal?

UNKNOWN MALE #1: Yes. CitiGroup advised IMCO and Morgan Stanley advised Commonwealth.

BILL NASGOVITZ: OK, thank you.

OPERATOR: Thank you. Our next question is coming from Brett Levy, of Royal Bank of Canada. Please go ahead.

BRETT LEVY, ROYAL BANK OF CANADA: Hey, guys. Congratulations. Can you talk about what you see as the major challenges on the Hart-Scott front or do you think that’s going to be relatively smooth sailing? And then, I suppose, also the corollary to that, what do you see as the timetable to refinance the 125 million of Commonwealth Aluminum notes, and what do you see as the most likely avenues to proceed to do that?

UNKNOWN MALE #2: You know, we don’t expect any antitrust issues, you know, with HSR, et cetera. And, you know, we expect to have the financing complete before closing.

BRETT LEVY: In a rough sense, you know, very soon before closing? Are you, you know, looking late in the fourth quarter, early fourth quarter? Just some rough sense of timing.

UNKNOWN MALE #2: Yes, I – you know, I – we’re in the process of that, and we think it’ll be done, you know, well before closing.

BRETT LEVY: OK. Thanks very much, guys.

OPERATOR: Thank you. Our next question is coming from Michael Morrisroe, of Bear. Please go ahead with your question.

MICHAEL MORRISROE, BEAR STEARNS: Thank you. Just wanted to get some clarification on the synergies. You talked about optimizing materials. It’s my understanding that, obviously, scrap is the key raw material there. Can you talk about what type of changes you would have, what type of purchasing power, how that would change. I’m a little bit confused. Just because you’re a bigger company, perhaps, how that would change in your favor from a cost perspective.

DICK KERR, PRESIDENT AND CEO, IMCO : Well, we’ve got – we’ve got two areas. This is Dick Kerr. One is in the – in the transportation piece of it and the way we handle transportation between all of the facilities we have now. And we’ll have a lot of savings there as it relates to scrap distribution and also our product distribution. The other is, is the – is the fact that between the two companies we now will be able to use all forms of scrap. And so we can buy – we can go into a scrap yard or a center for scrap and say we want everything, and we can leverage our usage and the fact that we do use a considerable amount of volume to gain benefits in material sourcing. This will let us have usage – scrap usage into the product lines in a manner that gives us efficiencies for the alloy – cast in alloys and the raw alloys.

MICHAEL MORRISROE: OK. But in the aggregate you won’t be purchasing really any more scrap. IMCO will still be purchasing the same amount. Is that correct?

DICK KERR: IMCO will be – well, we’re going to do it on a combined basis, though. So we’ll be able to have bigger volumes and also take loads that are together and distribute them into the facilities that we have. We will gain – we will gain some benefit in the way we deal with third-party brokers.

DONALD L. MARSH, EXECUTIVE VICE PRESIDENT CORPORATE DEVELOPMENT, COMMONWEALTH: Michael, this is Don. Just to compliment what Dick was saying. The primary issue for consumers of scrap in the market is a chronic shortage of supply of the grades of scrap that you need. So one of the issues that we’ve dealt with as a group of cross-company managers in this analysis of this merger is the ability to actually create a surplus of the different supplies of scrap in the various grades for periods of time. And we think that that ability will enhance the pricing opportunities for the combined company.

MICHAEL MORRISROE: OK. And is there any costs in order to implement these synergies up front?

DICK KERR, PRESIDENT AND CEO, IMCO: Actually, it’s – there’s very little cost involved. We’ve got our purchasing people with both companies that will come together. And it’s just a matter of working together as a team now.

MICHAEL MORRISROE: OK. And how much – is there any head-count reduction baked into this?

DICK KERR, PRESIDENT AND CEO, IMCO: For the – for the scrap purchasing piece (ph)?

MICHAEL MORRISROE: For the total synergy number that you have.

UNKNOWN MALE #2: Yes, we – you know, we do expect that there will be some redundant, you know, job opportunities from a synergy standpoint. As we said before, there is – we expect that there will be a significant amount of synergy that will come from, you know, redundant public company costs and other corporate overhead. So we’ve started that process already now to identify where those are going to come from. And we’re very confident in, you know, achieving that part of the synergies.

MICHAEL MORRISROE: OK. And then just lastly, if I could, I guess address this more to the Commonwealth folks. In the past, a strategy that you had articulated was one of moving more towards higher margin or higher value-added products down the road and kind of getting away from the more commodity-type products. Can you just talk about, I guess, what the – somewhat change in strategy was, obviously divesting Alflex and now really kind of going more in a full-scale commodity player.

DONALD L. MARSH: Michael, it’s Don again. That’s an excellent – an excellent question. But we do not see this combination as a combination that really does change the strategy of moving into higher margin areas of both product and service. The fundamental here is to find ways to combine these two companies so that that combination of capabilities that we bring to the table together can be combined with one another to create those very same opportunities. Alflex was sold for a couple of reasons, one having to do with the value we were offered for it and the other having to do with the fact that it does not, from a capability perspective, fit quite as well with the basic core competencies that we have. So that’s why we made that move.

MICHAEL MORRISROE: Thanks.

OPERATOR: Thank you. Our next question is coming from Ed Guinness, of Tiedmann & Company. Please go ahead.

ED GUINNESS, TIEDMANN & COMPANY: Hi. Congratulations on the deal. Please could you expand on the plans to refinance the existing debt. And is that just the Commonwealth debt or is that both companies’ combined debt that you’re hoping to refinance?

MIKE FRIDAY, CFO, COMMONWEALTH: This is Mike Friday. On the capital structure front, we’re well aware of the cyclical nature of these businesses. And it’s imperative, then, to develop a long-term structure that imparts the appropriate amount of flexibility and leverage or liquidity at this point. So we’ve had in-depth discussions with our bank partners. And, frankly, at this point in time we’re waiting for the new management team, that being Steve and I, to really weigh in on how exactly we want to go forward. And we will be doing that in the – in the very near future and putting that implementation plan in place.

UNKNOWN MALE #2: OK. And are you required to refinance on the change of control provisions?

UNKNOWN MALE #3: We — you know, we don’t — the transaction doesn’t entitle the IMCO bonds to be put, but we do expect to, you know, refinance the Commonwealth bonds.

UNKNOWN MALE #2: Thank you.

OPERATOR: Thank you. Our next question is coming from Angela Uttaro, of Oppenheimer Funds. Please go ahead.

ANGELA UTTARO, OPPENHEIMER FUNDS: You know, you just answered my question because I’m an IMCO bond holder. So sorry that I didn’t get a chance to hit my pound button before you did.

UNKNOWN MALE #3: We look — yes, we look forward to working with you.

OPERATOR: Thank you. Our next question is coming from Stephen Truong of Louis Capital. Please go ahead.

STEPHEN TRUONG, LOUIS CAPITAL: Yes. Thanks. My question has been answered. It was about the debt. Thank you.

OPERATOR: Thank you. Our next question is coming from Derek Dobecki of Ironwood Capital. Please go ahead.

DEREK DOBECKI, IRONWOOD CAPITAL: Hi. My question pertains to what role — I guess for the Commonwealth guys — did Morgan Stanley provide for you? Was it strictly for a fairness opinion, or did they conduct a full auction process?

UNKNOWN MALE #3: We — sorry, we don’t disclose the details of our engagement letters. They provided a full range of advisory services to us over the past four years. So you can hardly name anything with respect to Commonwealth that the Morgan Stanley crew doesn’t work with us a bit on.

DEREK DOBECKI: Will there — won’t their engagement letter for this particular deal — are you saying you have a — you’ve had a four-year type engagement letter with them? I mean won’t there be some letter in the S-4 filing?

UNKNOWN MALE #2 (?): Let me — there may be.

UNKNOWN MALE #3 (?): Well, the answer is yes. There will be a letter in the S-4 filing. And — go ahead.

UNKNOWN MALE #2 (?): I just — Steve, I just want to emphasize that there may have been some misunderstanding from the outset of the meeting here. This is not an auction or a sale of either company. This is a mutually negotiated merger of equals with as much equality and shared participation in the process as we could make it happen.

DEREK DOBECKI: OK. Great. That answers my question. Thanks.

OPERATOR: Thank you. I would like to remind the audience, for any further questions please press star-one on your telephone keypads. As a reminder, please limit yourselves to one question.

Our next question is coming from Steve Rickert of Bradford & Marzec. Please go ahead.

STEVE RICKERT, BRADFORD & MARZEC: Yes. I had another question. I imagine you probably haven’t had a lot of time to touch base with Moody’s or Standard & Poor’s, but I was wondering what — if they in the past have given you any guidance as to how a stock transaction or a debt transaction or whatever would affect your ratings?

UNKNOWN MALE #2 (?): We did — we did touch base with our rating agency this morning, and we plan to get together with them, you know, soon. And so, we’ll — you know, we’ll start that process over the next couple of weeks.

STEVE RICKERT: OK. Thank you.

OPERATOR: Thank you. Our next question is coming from Timothy Hayes of BB&T Capital Markets. Please go ahead.

TIMOTHY HAYES, BB&T CAPITAL MARKETS: Good afternoon, folks. Have a question probably for Dick Kerr. Dick, what specific examples could you give us on the operational improvement? You mentioned the improvement in Commonwealth’s rolling business, improving the melt loss. I’d be curious, what does IMCO bring to the table to help Commonwealth with the rolling mills from that aspect?

DICK KERR (ph), IMCO PRESIDENT AND CEO, IMCO: Well, you know, we’re in — we’re in the melting business and also the scrap combinations to make alloys at the lowest possible price for scrap.

But our technology, as you well know, has the — has the advantage of giving the lowest recoveries. And that’s what has made our company as — has put our company where it is today with our supply base — our customer base.

We expect with now the combination with the Uhrichsville plant and the Newport plant to be able to impart even more savings between those two facilities because Commonwealth does have furnaces in that plant, and they also have a melting facility in Lewisport, which we have put in as strong synergies to help the melting situation at Lewisport and also in the — in the California plant.

It’s more looking at our scrap processing and our melting technology and imparting that into the Commonwealth plants. We think that also there’s metal capability out of Morgantown that would let us relieve some furnaces at the Lewisport plant.

TIMOTHY HAYES: OK. Thank you. That helps.

OPERATOR: Thank you. Once again, for any further questions please press star-one on your telephone keypads at this time. Thank you.

Our next question is coming from Tony Reiner of Harbert Management. Please go ahead.

STEVE DIANE (ph), HARBERT MANAGEMENT: This is Steve Diane. I work with Tony. I have a couple questions concerning the Hart-Scott issue.

UNKNOWN MALE #2 (?): OK.

STEVE DIANE (ph): And I was wondering — I know your largest competitor is — are much larger — but I know you have customers that you’re involved with and that IMR is — that CMI and — excuse me — is a large customer of IMR. What is the potential of any possible Hart-Scott issue? Hello?

UNKNOWN MALE #3 (?): Yes, hold on for one second, please. Yes. Obviously in a merger like this we did a preliminary review of antitrust issues. And so, at this stage of the merger announcement we feel very positive about, you know, the go-forward plan, and we’re going to continue to progress that. So, you know, I really can’t add any more specifics other than we do not expect any...

STEVE DIANE (ph): Any issue?

UNKNOWN MALE #3 (?): ... the HSR to be an issue at all.

STEVE DIANE (ph): OK. I appreciate it. Thank you.

OPERATOR: Thank you. There appears to be no further questions. At this time, I’ll turn the floor back over to you for any further remarks.

STEVE DEMETRIOU, CEO, COMMONWEALTH INDUSTRIES: OK. Thank you very much. We look forward to working with all of you. Take care.

OPERATOR: Thank you. This does conclude today’s teleconference. You may disconnect your lines at this time, and have a wonderful day.

END